Exhibit 99.1

Gladstone Investment Announces that the Board of Directors Has Elected David Dullum as President and Chip Stelljes as Vice Chairman

MCLEAN, Va.--(BUSINESS WIRE)--Gladstone Investment Corp. (NASDAQ:GAIN) (the “Company”) announced today that the Board of Directors elected David A.R. Dullum as President of the Company. Mr. Dullum has served as a member of the Company’s Board of Directors since June 2005. Prior to his election as President, Mr. Dullum had served as a Senior Managing Director of the Company’s external investment adviser, Gladstone Management Corporation (the “Adviser”). From 1995 to the present, Mr. Dullum has been a partner of New England Partners, a venture capital firm focused on investments in small and medium-sized business in the Mid-Atlantic and New England regions. Mr. Dullum is also the president and a director of Harbor Acquisition Corporation (AMEX:HAC). Mr. Dullum also serves as a director of Simkar Corporation, a manufacturer of industrial and consumer lighting products. Mr. Dullum has also been a director of Gladstone Capital Corporation since August 2001, and a director of Gladstone Commercial Corporation since August 2003. Mr. Dullum holds an MBA from Stanford Graduate School of Business and a BME from the Georgia Institute of Technology.

Also on April 8, 2008, the Company’s former President, George Stelljes III, was elected as a Vice Chairman of the Board of Directors of the Company. Mr. Stelljes will continue to serve as the Chief Investment Officer and Assistant Secretary of the Company.

Gladstone Investment Corporation is an investment company that seeks to invest in subordinated loans, mezzanine debt, preferred stock and warrants to purchase common stock of small and medium-sized companies in connection with buyouts and other recapitalizations. Gladstone Investment also invests in senior and subordinated syndicated loans. For more information please visit our website at www.GladstoneInvestment.com.

For further information contact Investor Relations at 703-287-5835.

This press release may include statements that may constitute “forward-looking statements,” including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “estimated,” ”projects,” “seeks,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption “Risk Factors” in the Company’s Prospectus dated January 14, 2008, as filed with the Securities and Exchange Commission on March 24, 2008. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Gladstone Investment Corp.
Kerry Finnegan, 703-287-5893